Exhibit 10.1

ENERSYS 2007 MANAGEMENT INCENTIVE PLAN

(As Adopted June 6, 2007)

  Purpose. The purpose of this EnerSys Management Incentive Plan ("Plan") is to encourage improved performance, return on investment, and growth of EnerSys by providing certain of its key executives, managers and other employees with annual incentive compensation that is tied to the achievement of performance based goals.
  Definitions. Each of the following terms, as used herein, shall have the meaning ascribed to it hereunder:
    "Affiliate" shall mean, with respect to any person, any person that directly or indirectly controls, is controlled by or is under common control with, such person.
    "Award" shall mean a compensation award granted by the Committee pursuant to the Plan and contingent upon the attainment of Performance Factors with respect to a Performance Period.
    "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
    "Board" shall mean the Board of Directors of the Company.
    "Committee" shall mean the Compensation Committee of Board; provided the Compensation Committee shall consist of two or more persons, each of whom, unless otherwise determined by the Board, is an "outside director" within the meaning of Section 162(m) of the Code and a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, and if the Compensation Committee does not satisfy such requirements, then such other Committee of the Board satisfying such requirement or if no such Committee exists, then the Board.
    "Company" shall mean EnerSys, a Delaware corporation, and its successors and assigns.
    "Change in Control" means the occurrence of any one of the following:

    (i) any Person, including any "group," as defined in Section 13(d)(3) of Exchange Act, (other than any stockholder at the 2004 Closing or Metalmark Capital LLC, a Delaware limited liability company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then Outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a Qualifying Business Combination described in paragraph (iii) below or who becomes such a Beneficial Owner as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

    (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, as of the 2004 Closing, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company's stockholders was approved or recommended by a vote of at least 66-2/3% of the directors then still in office who either were directors at the 2004 Closing or whose appointment, election or nomination for election was previously so approved or recommended; or

    (iii) there is consummated a reorganization, merger or consolidation of the Company with, or sale or other disposition of at least 80% of the assets of the Company in one or a series of related transactions to, any other Person (a "Business Combination"), other than a Business Combination that would result in the voting securities of the Company Outstanding immediately prior to such Business Combination continuing to represent (either by remaining Outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof Outstanding immediately after such Business Combination (a "Qualifying Business Combination"); or

    (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, more than 50% of the combined voting power of the Outstanding securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.
    "Disability" shall mean (unless another definition is provided in an Award or written employment agreement applicable to the Participant and such definition is expressly approved by the Committee for purposes of the Plan, in which case such definition shall govern, or otherwise agreed to in writing by the Committee and the Participant) permanent disability as determined pursuant to the Company's long-term disability plan or policy, if any, in effect at the time of such Disability.
    "Effective Date" shall mean, subject to stockholder approval of the Plan, June 6, 2007. In the absence of stockholder approval, the Plan (and any Awards made pursuant to the Plan without stockholder approval) shall be null and void.
    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
    "Outstanding", with respect to any share of common stock of the Company, par value $0.01 per share, means, as of any date of determination, all shares that have been issued on or prior to such date, other than shares repurchased or otherwise reacquired by the Company or any Affiliate thereof, on or prior to such date.
    "Participant" shall mean each employee of the Company who has been selected by the Committee as a participant in the Plan during a Performance Period.
    "Performance Factors" shall mean the criteria and objectives, determined by the Committee in accordance with generally accepted accounting principles, that must be met during the applicable Performance Period as a condition of the Participant's receipt of payment with respect to an Award. Performance Factors may include any or all of the following (either on absolute basis or relative to an external performance measure): (i) cash flow; (ii) earnings (including, without limitation, gross margin, earnings before interest and taxes ("EBIT"), earnings before taxes ("EBT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders' equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) sales, growth in sales or return on sales; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) economic profit, (xviii) market share; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index, (xxi) strategic plan development and implementation, (xxii) net debt, and (xxiii) working capital (including components thereof), or any increase or decrease of one or more of the foregoing over a specified period, or such other factors as determined by the Committee. Such Performance Factors may relate to the performance of the Company, a business unit, product line, or any combination thereof (either on absolute basis or relative to an external performance measure). Performance Factors may also include such objective or subjective personal performance goals as the Committee may, from time to time, establish. Subject to Section 5(b) hereof, the Committee shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved; provided that the Committee shall have the authority to make appropriate adjustments in Performance Factors under an Award to reflect the impact of extraordinary, unusual or infrequent items or occurrences not reflected in such goals, such as but not limited to, restructuring charges, the sale or discontinuance of a business segment or unit, the effect of changes in laws or regulations or accounting principles.
    "Performance Period" shall mean the Company's fiscal year or such other period as designated by the Committee.
    "Person" shall mean an individual, a partnership, a joint venture, a corporation, an association, a trust, an estate or other entity or organization, including a government or any department or agency thereof.
    "2004 Closing" means the closing of the initial public offering of the Company's common stock, par value $0.01 per share.
  Administration. The Plan shall be administered by the Committee. The Plan is intended to be administered so as to qualify the incentive pay as "performance based compensation" under Section 162(m) of the Code. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Factors, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Factors in recognition of unusual or non-recurring events affecting any Company or the financial statements of any Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan. Except (i) with respect to the direct reports of the Chief Executive Officer and (ii) as required to comply with Section 162(m) of the Code, or other applicable law (and only if such laws apply), or any listing requirement of the NASDAQ National Market System or any other exchange on which the Company's securities may be listed, (x) the Chief Executive Officer shall have all of the authority, duties and responsibilities of the Committee under the Plan, and (y) the Committee may delegate all or any part of its authority, duties or responsibilities under the Plan (including but not limited to the authority set forth in the definition of Performance Factors and in Section 5 of the Plan) to such other appropriate officer of the Company, or in the case of ministerial duties to any employee or committee comprised of employees of any Company.

  All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participants (or any person claiming any rights under the Plan from or through any Participant). No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

  Eligibility. Awards may be granted to officers and other employees of the Company in the sole discretion of the Committee, with respect to the executive officers of the Company, and in the sole discretion of the Chief Executive Officer of the Company with respect to the other Participants. Unless otherwise determined by the Committee or the Chief Executive Officer, as applicable, in its/his sole discretion, a Participant, who commences participation in the Plan following the commencement of a Performance Period, may participate with respect to all outstanding Performance Periods; provided that the Awards payable with respect to each such Performance Period shall be prorated based on the number of days elapsed in such Performance Period.
  Terms of Awards. Awards granted pursuant to the Plan shall be communicated to Participants from time to time, and the terms and conditions of such Awards shall be set forth therein.
    General. Not later than 90 days after the commencement of each Performance Period (but in no case after 25% of the Performance Period has elapsed), the Committee shall specify in writing, by resolution of the Committee or other appropriate action, with respect to a Performance Period, the Performance Factors applicable to each Award. Performance Factors may include a threshold level of performance below which no payment shall be made, levels of performance at which specified percentages of the Award shall be paid and a maximum level of performance above which no additional payment shall be made; provided that the Committee shall have the authority to make appropriate adjustments in the achievement of Performance Factors under an Award to reflect the impact of extraordinary items not reflected in such goals. Unless otherwise provided by the Committee (or its designee) in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent the Performance Factors with respect to such Performance Period are attained.
    Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained herein, in no event shall payment in respect of Awards granted for any Performance Period of one year or less in length be made to a Participant in an amount that exceeds two million, five hundred thousand U.S. dollars, and for any other Performance Period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve.
    Time and Form of Payment. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made in cash (unless the Award specifically provides for a different form of payment, in which case in such other form of payment), within a reasonable period after the end of the Performance Period, but in no event later than June 15 of the year following the year in which such Awards are no longer subject to substantial risk of forfeiture.
  Term. The Committee shall set Performance Factors and grant Awards with respect to each Performance Period commencing with the initial Performance Period which shall begin April 1, 2008, and end March 31, 2009.
  General Provisions.
    Compliance with Legal Requirements. The Plan and the granting and payment of Awards and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
    Transferability of Rights. Awards shall not be transferable by a Participant except upon the Participant's death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be transferable by will or the laws of descent and distribution.
    No Right To Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to make determinations with respect to or terminate such Participant's employment.
    Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right to withhold from any payment otherwise due by reason of such Award the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person, or the Company may require the Participant or such other person to pay such amount to the Company before delivery to such Participant or other person of such payment.
    Amendment, Termination and Duration of the Plan. The term of the Plan shall be five years from and including the Effective Date; provided that the Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates; provided that no amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company. Notwithstanding the termination of the Plan, Awards granted under the Plan shall remain outstanding subject to the terms of the Plan until the expiration of the Performance Period to which such Award relates or the earlier termination of the Award in accordance with the provisions of the Plan.
    Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants. The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or an Affiliate, and the Plan shall not preclude the Board or Committee from establishing other forms of incentive compensation.
    Change in Control. In the event that a Participant experiences a Qualifying Termination (as defined below) within three (3) months following a Change in Control, the Company shall pay to such Participant, as soon as practicable following the date of such Qualifying Termination, a pro rata portion through the date of the Change in Control of the aggregate value of all Awards granted to such Participant for any Performance Period for which Awards are outstanding as of the Change in Control and which is uncompleted as of the Qualifying Termination , calculated as to each such Award based on actual performance through the most recently completed fiscal quarter ending on or prior to the date of the Change in Control and for any portion of the Performance Period that was to occur after the most recently completed fiscal ending on or prior to the date of the Change in Control, assuming the achievement, at the target level, of the Performance Factors established with respect to such Award, all as determined by the Committee, and such Performance Periods and the Plan shall thereafter immediately terminate with respect to such Participants and the Company. For purposes of this Section a "Qualifying Termination" shall mean (i) the Participant's involuntary termination of employment by the Company without Cause (as such term is defined in the Company's 2006 Equity Incentive Plan); provided, however, that a Participant shall not experience an involuntary termination of employment if the Participant receives an offer of employment from a successor company at the same or greater level of base salary and otherwise on substantially comparable terms and conditions and in the same metropolitan area as prior to the Change in Control or (ii) the Participant's voluntary termination of employment within 30 days following the relocation, without the Participant's consent, of the Participant's principal place of employment to a metropolitan area outside the metropolitan area in which the Participant's principal place of employment was located as of the Change in Control.
    Termination of Employment.
      Unless otherwise provided by the Committee, if a Participant's employment is terminated as result of death, retirement at normal retirement age, early retirement with Company consent, or Disability prior to the end of the Performance Period, the Participant's Awards shall be cancelled, and in respect of such cancelled Award such Participant shall receive a pro rata portion of his or her Award that he or she would have received with respect to the applicable Performance Period based on actual performance for the Performance Period, which shall be payable at such time that Awards are payable to other Participants.
      Unless otherwise provided by the Committee in connection with specified terminations of employment, if a Participant's employment terminates for any reason, other than death or Disability, prior to the end of a Performance Period, no Award shall be payable to such Participant with respect to such Performance Period.
    Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.
    Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.
    Beneficiary. A Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant's beneficiary, the executor or administrator of the Participant's estate shall be deemed to be the grantee's beneficiary.
    Successor to the Company. Unless otherwise agreed by the Company in an applicable agreement, any successor to the Company shall be required to (i) expressly assume the Company's obligations under the Plan in connection with a Change in Control, and (ii) honor the Company's obligations under the Plan and any Award granted thereunder, without adverse alteration to the rights of any Participant, with respect to the Performance Period during which such Change in Control occurs.
    Interpretation. The Plan is designed sand intended to comply, to the extent applicable, with Sections 162(m) and 409A of the Code, and all provisions hereof shall be construed in a manner to so comply.